Consent of Registered Independent Public Accounting Firm

To the Board of Trustees and Shareholders
Ariel Investment Trust:

We consent to the use of our report dated November 8, 2011 incorporated herein by reference, and to the reference to our firm in the section entitiled “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Public Accounting Firm” in the Statement of Additional Information.

Chicago, Illinois
December 29, 2011